Exhibit 99.1

1900 E. 9th Street
Cleveland, Ohio 44114

NEWS RELEASE

PFGI Capital Corporation Confirms Cash Payment on Preferred Stock
& Announces Financial Results for the Third Quarter of 2007
Cleveland, October 17, 2007 — PFGI Capital Corporation announced that a cash payment will be paid on November 19, 2007 on its Series A Preferred (PFGIP.PK) and Series B Preferred stock. These distributions, accruing from August 18, 2007 through November 17, 2007, are payable to holders of record on November 1, 2007, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock. PFGI Capital Corporation also announced financial results for the third quarter and first nine months of 2007.
Net income was approximately $5.2 million for the third quarter of 2007, up $.3 million compared to the third quarter a year ago. Total interest income was $5.3 million for the third quarter of 2007, up slightly compared to the third quarter of 2006. A reversal of provision for loan participation losses of $.1 million occurred in the third quarter of 2007. Noninterest expense was approximately $.2 million in both the third quarter of 2007 and 2006.
Net income was $15.0 million for the first nine months of 2007, up from $14.4 million in the comparable period in 2006. Total interest income was $15.5 million for the first nine months of 2007, up $.6 million compared with the first nine months of 2006. The increase in interest income primarily reflects a higher average balance of loan participations in 2007. A small reversal of provision for loan participation losses was recognized in both 2007 and 2006. Noninterest expense was approximately $.6 million for the first nine months of 2007 and 2006.
At September 30, 2007, loan participations totaled $286 million, the reserve for loan participation losses was $.4 million and there were no non-performing assets or impaired loans. At September 30, 2007, total assets and total shareholders’ equity were both $294 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. Its principal objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
For further information, please contact
Jill Hennessey
National City Corporation
1-216-222-9253